Exhibit 10.2

AMENDMENT TO SHARE EXCHANGE AGREEMENT

This Amendment to the Share Exchange Agreement (this “Amendment”) is effective as of April 1, 2021.

WHEREAS, Ascend FS, Inc. a British Columbia corporation (f/k/a Gaming Nation Inc., an Ontario corporation), located at 1 Yonge St, Toronto, ON M5E 1W7 Canada (“Seller”), Motorsport Games Inc., a Delaware corporation (“Buyer”), and 704Games Company, a Delaware corporation (the “Company”), are parties to that certain Share Exchange Agreement, dated as of March 14, 2021 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by amendment in writing signed by each party to the Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, Buyer, Seller and the Company, as all of the parties to the Agreement, hereby agree that the Agreement shall be amended as follows:

1. Amendments.

(a) Section 1(d) of the Agreement is hereby amended by adding the following sentences to immediately follow the last sentence in such Section 1(d):

“The parties further agree that such business combination or reorganization, if so allowed and if all required third party and other consents, are obtained, will be a merger of the Company with and into a newly-formed Delaware limited liability company wholly-owned by Buyer (“Newco”), with such Newco being the surviving entity in such merger, and with the merger consideration to be issued to Seller with respect to each share of common stock of the Company it surrenders in such merger to be equal to the Per Share Consideration (the “Merger”).

Neither Seller nor its affiliates shall directly or indirectly take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.”

(b) Pursuant to Section 3(a) of the Agreement, Buyer and Seller agree that the Closing will be delayed to such date when all consents and approvals for the Merger have been obtained; provided, however, that, if such consents and approvals have not been obtained by the End Date (as defined in Section 24(b) of this Agreement), then the Buyer and Seller shall close on April 19, 2021 the transactions contemplated by this Agreement as a shares exchanged described in Section 1(b) of this Agreement.

2. Limited Effect. Except as expressly amended and modified by this Amendment, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

3. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

4. Counterparts. This Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Amendment.

[Signatures are on next page.]

IN WITNESS WHEREOF, the parties to this Amendment have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first set forth above.

ASCEND FS, INC

By	/s/ Daniel Lewis
Name:	Daniel Lewis
Title:	4/01/2021

MOTORSPORT GAMES INC.

By	/s/ Dmitry Kozko
Name:	Dmitry Kozko
Title:	CEO

704GAMES COMPANY

By	/s/ Dmitry Kozko
Name:	Dmitry Kozko
Title:	CEO